UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2011

DECISIONPOINT SYSTEMS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	333-144279	74-3209480
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19655 Descartes, Foothill Ranch, CA  92610-2609
 (Address of principal executive offices) (Zip code)

(949) 465-0065
 (Registrant's telephone number, including area code)

Copies to:
Gregory Sichenzia, Esq.
Thomas Rose, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, DecisionPoint Systems, Inc. (the “Company”) entered into a Loan and Security Agreement with Silicon Valley Bank dated as of December 15, 2006, as subsequently amended (the “Loan Agreement”). The Loan Agreement provides for, among other things, a $10 million line of credit and a term loan of up to $3,000,000 million secured by substantially all the assets of the Company.

On May 31, 2011, DecisionPoint Systems, Inc. (the “Company”), together with its subsidiaries, entered into a Consent and Amendment to Loan and Security Agreement (the “Amendment Agreement”) with Silicon Valley Bank to amend the terms of the Loan Agreement.

Pursuant to the Amendment Agreement, Silicon Valley Bank granted its consent to the merger of the Company into 2258736 Ontario, Inc., a subsidiary of Comamtech Inc. subject to the fulfillment of certain conditions as set forth in the Amendment Agreement. The Amendment Agreement also revises the maturity date of the Company’s line of credit from February 15, 2013 to April 30, 2012.

In addition, the Amendment Agreement amends the financial covenants of the Loan Agreement in its entirety by requiring that the Company maintain as of the last day of each month a minimum liquidity coverage ratio of 1.75 to 1.00 and a minimum adjusted net income of at least $1.00, each as defined and further described in the Amendment Agreement.

The foregoing description of the Amendment Agreement does not purport to be complete and is qualified in its entirety by reference to the agreement, a copy of which is attached to this Current Report on Form 8-K and incorporated into this Item by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
10.1	Consent and Amendment to Loan and Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DECISIONPOINT SYSTEMS, INC.

Date: June 7, 2011	By:	/s/ Nicholas Toms
Name: Nicholas R. Toms
Title: Chief Executive Officer

                                                                 Exhibit Index

Exhibit Number	Description
10.1	Consent and Amendment to Loan and Security Agreement

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